Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-101498

              THIRD PROSPECTUS SUPPLEMENT, DATED OCTOBER 27, 2003,

                                       TO

                       PROSPECTUS DATED DECEMBER 20, 2002

                                2,392,143 SHARES

                                  VAXGEN, INC.

                                  COMMON STOCK

      This Third Prospectus Supplement amends the prospectus dated December 20, 2002, as amended by the First Prospectus Supplement dated March 26, 2003 and the Second Prospectus Supplement dated June 25, 2003 (collectively, the "Prospectus") of VaxGen Inc. relating to the public offering and sale by selling stockholders described therein. This prospectus supplement contains information on ownership of shares of our Common Stock (the "Common Stock") beneficially owned and offered under the Prospectus. This Third Prospectus Supplement should be read in conjunction with the Prospectus, and this Third Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Third Prospectus Supplement supersedes the information contained in the Prospectus.

The table and related footnotes on pages 15 and 16 of the Prospectus setting forth information concerning the selling stockholders are amended: (a) to replace the information for each selling stockholder set forth in that table with the information set forth below, and (b) to replace the information for each selling stockholder in the footnotes with the footnotes set forth below, which reflect the conversion of all of the previously outstanding shares of the Company's Series A Preferred Stock into common stock and the subsequent sale of such shares:

-----------------------------------------------------------------------------------------------------------
                                               Shares
                                            Beneficially                                Shares Beneficially
                                           Owned Prior to      Shares Offered by          Owned After the
       Selling Stockholder                the Offering(1)      this Prospectus(2)            Offering
-----------------------------------------------------------------------------------------------------------
Halifax Fund, L.P.(3)                         456,426                764,179                     --
-----------------------------------------------------------------------------------------------------------
Societe Generale(4)                            76,071                127,363                     --
-----------------------------------------------------------------------------------------------------------
CD Investment Partners, Ltd.(5)                45,642                 76,417                     --
-----------------------------------------------------------------------------------------------------------
SDS Merchant Fund, L.P.(6)                     30,429                 50,946                     --
-----------------------------------------------------------------------------------------------------------

      (1) Assumes, as of October 27, 2003, exercise of all outstanding warrants held by the selling stockholders at a price of $12.324 per share. Under certain circumstances, the exercise price for the warrants can fluctuate significantly. Thus, the number of shares of common stock that the selling stockholders may acquire upon exercise of the warrants could significantly increase over time in the event of price adjustments to the exercise price.

      (2) Includes (a) 2,392,143 shares previously registered pursuant to the registration statement on Form S-3 (File No. 333-101498) less (b) 1,373,238 shares previously sold pursuant to the registration statement on Form S-3 (File No. 333-101498) as of the date of this Third Prospectus Supplement.

      (3) Shares beneficially owned prior to the offering include 456,426 shares of common stock issuable on exercise of a warrant. Shares offered by this prospectus include (a) 456,426 shares of common stock issuable on exercise of a warrant and (b) 307,753 shares as its pro rata portion of additional shares that may be issued upon future adjustments to the exercise price of the warrant.

      (4) Shares beneficially owned prior to the offering include 76,071 shares of common stock issuable on exercise of a warrant. Shares offered by this prospectus include (a) 76,071 shares of common stock issuable on exercise of a warrant and (b) 51,292 shares as its pro rata portion of additional shares that may be issued upon future adjustments to the exercise price of the warrant.

      (5) Shares beneficially owned prior to the offering include 45,642 shares of common stock issuable on exercise of a warrant. Shares offered by this prospectus include (a) 45,642 shares of common stock issuable on exercise of a warrant and (b) 30,775 shares as its pro rata portion of additional shares that may be issued upon future adjustments to the exercise price of the warrant.

      (6) Shares beneficially owned prior to the offering include 30,429 shares of common stock issuable on exercise of a warrant. Shares offered by this prospectus include (a) 30,429 shares of common stock issuable on exercise of a warrant and (b) 20,517 shares as its pro rata portion of additional shares that may be issued upon future adjustments to the exercise price of the warrant.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Third Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

      The date of this Third Prospectus Supplement is October 27, 2003.